Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 216 to the registration statement on Form N-1A (“Registration Statement”) of our reports dated February 22, 2017, relating to the financial statements and financial highlights, which appear in ASG Dynamic Allocation Fund’s, ASG Global Alternatives Fund’s, ASG Managed Futures Strategy Fund’s, ASG Tactical U.S. Market Fund’s, Loomis Sayles Strategic Alpha Fund’s, McDonnell Intermediate Municipal Bond Fund’s, Natixis Oakmark Fund’s and Vaughan Nelson Value Opportunity Fund’s Annual Reports on Form N-CSR for the year ended December 31, 2016. We also consent to the references to us under the headings “Financial Performance,” “Financial Statements” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts April 26, 2017